Exhibit A to Schedule 13G

Joint Filing Agreement

Pursuant to Rule 13d-1(k)

The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Dated:  January 22, 2013

ING GROEP N.V.

By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
(Signature)

J.A.M. Emke-Petrelluzzi Bojanic
Senior Compliance Officer (Name/Title)

By:	/s/ Sander Valkering
(Signature)

Sander Valkering
Business Manager (Name/Title)

ING CAPITAL MARKETS LLC

By:	/s/ Tim Casady
Tim Casady
Director (Name/Title)